Base, Natural and Age Verified all had strong results

Comparing Grids and

Programs in FY 2011

By Brian Bertelsen, Vice President of Field Operations

During fiscal year 2011, over 96% of all cattle delivered to USPB’s Kansas plants were marketed on our Base grid. Since the number of cattle sold on the Market grid was small, results are not summarized in this article. The table on this page summarizes cattle performance at our Kansas plants during fiscal year 2011.

The Base grid summary does not include any Natural or Age and Source Verified (ASV) cattle.

Over 26% of all USPB cattle delivered in Kansas were ASV during fiscal year 2011. The number of ASV cattle has grown steadily and is in its seventh year. This year’s record is up from the previous year of 21%.

The ASV column in the table at right summarizes ASV cattle that were not enrolled in the Natural programs. They continue to have the largest subtotal premium, which is the grid premium before any special program rewards, such as ASV or Natural, are added.

Compared to the Base grid cattle, they had a greater percent black-hided, Choice & Prime, Certified Angus Beef® (CAB) and Black Canyon® Premium Reserve (BCPR). Within the individual black-hided ASV cattle, over 36% met the carcass specifications for CAB, compared to a certification rate of over 27% on the Base grid. By comparison, the CAB program reports an industry average 24% of all black-hided cattle meet the brand’s carcass specifications.

ASV lots had significantly higher Quality grade and subtotal premiums and their overall premium was over twice as large compared to Base grid cattle. However, the supply is very seasonal. Over half of all the ASV cattle are delivered during May, June and July each year.

The NatureSource® Natural Angus (NatureSource) branded beef program is limited to Black or Red Angus cattle raised naturally from birth. NatureSource cattle had lighter live and carcass weights and lower yield, or dressing percentage, compared to conventionally fed USPB cattle. Their Quality grades were the highest with over 9% grading

Prime. Quality grade premium was lower due to the 70% threshold for Choice and Prime on the NatureSource grid.

Nearly 73% of all NatureSource cattle were also ASV. This, combined with an increase in the NatureSource premium during fiscal year 2011, contributed to an increase of over $25 per head gross premium compared to the previous year.

The Naturewell® Natural Angus (Naturewell) program has similar specifications but applies only to the last 120 days of the finishing period. Naturewell USPB cattle were the second highest percent black-hided and the highest percentage of steer lots of any category.

...continued on page 4

USPB BENCHMARK PERFORMANCE DATA—KS PLANTS

FY 2011	Base	ASV	Nature- Well	Nature- Source
In Weight, lb.	732	703	770	754
Days Fed	150	166	156	165
Live Weight, lb.	1,256	1,268	1,300	1,224
Carcass Weight, lb.	809	814	831	781
Yield, %	64.42	64.20	63.93	63.78
Choice & Prime, %	72.71	80.46	87.41	92.73
CAB, %	20.16	30.98	36.38	N/A
BCPR, %	14.11	16.82	19.38	N/A
Ungraded, %	1.65	0.52	0.43	0.25
YG1, %	12.52	6.26	4.53	3.14
YG2, %	40.35	36.35	34.18	35.63
YG3, %	38.38	46.61	48.36	48.55
YG4, %	8.11	10.19	12.05	11.89
YG5, %	0.64	0.59	0.88	0.79
Lightweight, %	0.43	0.26	0.15	0.74
Heavyweight, %	2.21	1.56	2.45	0.62
Black Hided, %	72.91	84.31	90.44	98.01
Steer %	29.28	51.75	65.71	41.76
Quality Grade, $/head	18.19	28.33	36.08	26.97
Yield Benefit, $/head	17.13	12.59	4.25	7.04
Yield Grade, $/head	-2.30	-4.50	-6.17	-6.37
Out Weight, $/head	-3.41	-2.36	-3.43	-1.53
Steer/Heifer, $/head	0.64	0.51	1.10	0.44
Subtotal, $/head	30.25	34.57	31.83	26.55
ASV, $/head	0.00	35.00	12.82	25.48
Natural, $/head	0.00	0.00	37.49	132.21
Gross Prem., $/head	30.25	69.57	82.14	184.24

Reproduction of any part of this newsletter is expressly forbidden without written permission by U.S. Premium Beef.

U. S. Premium Beef, LL C Annual Meeting

See You in Kansas City

Fiscal year 2011 was truly a record setting year for U.S. Premium Beef, LLC (USPB) and our unitholders. It was also a record setting year for producers who marketed their cattle through our company.

USPB ’s net income was on record pace through the first three quarters of fiscal year 2011. Final results are not yet available but will be discussed at our annual meeting. USPB unitholders saw record high prices paid for both Class A and Class B units in fiscal year 2011. Class A units sold for as much as $225 per unit while Class B units recorded a high price of $550 per unit. The combined price of those Class A and Class B units was a record $775.00.

And, our unitholders received a record amount of cash distributions from USPB during fiscal year 2011—$231.72 per combined Class A and Class B unit. Of that total, $129.36 was paid in December 2010 as a leveraged distribution and $102.36 was paid as tax distributions during the fiscal year. Our producers received a record average grid premium of $41.45 per head on the cattle they marketed on our grids in fiscal year 2011. In other words, USPB’s grids have never worked better for our producers. In total, our company paid nearly $30.5 million in grid premiums to producers who delivered cattle to our Kansas and California plants which was $6.3 million more than the record set in fiscal year 2010.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in fiscal year 2011. Delivery right lease rates were $7 per delivery right for the entire year. In total, our unitholders and associates delivered cattle against nearly 100% of the total available delivery rights.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to our Kansas plants by leasing delivery rights through the USPB facilitated program in fiscal year 2011 received average grid premiums of $43.79 per head which was $2.34 per head above the company’s average for all USPB cattle.

I encourage you to attend our annual meeting on December 7 to learn more about our fiscal year 2011 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB. See you in Kansas City.

Schedule
Tuesday, December 6*
4:30 p.m.	Producer Education Forum Brian Bertelsen, Vice President of Field Operations

6:30 p.m.	Reception Meet Board of Director Candidates

Wednesday, December 7*
7:45 a.m.	Registration
8:15 a.m.	Morning Sessions (Repeated at 9:50 a.m.) National Beef Leathers and International Product Sales Update National Beef staff USPB Cattle Performance Brian Bertelsen, Vice President of Field Operations
11:15 a.m.	Lunch—National Beef Presentation

12:30 p.m.	USPB Business Meeting
*All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $104. Cutoff date for annual meeting rate is November 28. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362- 2779

Holiday Inn Express-KCI—next to Hilton—
11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

December 6 & 7, 2011

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by November 30, 2011.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:
Name of Attendee:
Address:
City, State Zip:
Phone: E-Mail Address:

Events:	Additional Registrations:
Producer Education Forum December 6—4:30 p.m. ____ Number of people attending	This meeting is open to USPB unitholders and associate producers, family members and employees.
Reception	Name:
December 6—6:30 p.m. ____ Number of people attending	Relationship:
Morning Sessions	Name:
December 7—8:15 a.m. ____ Number of people attending	Relationship:
Lunch & National Beef Presentation December 7—11:15 a.m.	Name:
____ Number of people attending	Relationship:
USPB Business Meeting
December 7—12:30 p.m. ____ Number of people attending

Please complete form and return to:

U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

Comparing Grids and Programs in FY 2011	... continued from page 1

National Beef Receives

Prestigious Awards

National Beef recently received top awards from two national companies. U.S. Foodservice, one of the country’s leading foodservice distributors, named National Beef its 2011 Exclusive Brands Vendor of the Year. National Beef also won the 2011 Center of the Plate award at U.S. Foodservice’s 2011 vendor recognition awards ceremony in September. More than 200 vendors competed for these awards.

Over 60 U.S. Foodservice divisions and support offices participate in the U.S. Foodservice’s selection process. Vendors were evaluated on seven important criteria: Sales Growth, Gross Margin Improvement, Divisional Sales and Merchandising Support, Food Safety and Product Quality, Logistics, National Account Support and Business Friendliness.

National Beef also received the Packer Marketer of the Year and Commitment to Integrity awards from Certified Angus Beef®, LLC (CAB), last month. National Beef advertises the CAB® brand in trade magazines and offers point-of-sale materials on its website. Dedication to maintaining the brand’s identification through production and distribution earned National Beef CAB’s® Integrity award. Our company also earned the Fabricator Proficiency award for most beef sold per certified carcass. Nearly 14,000 businesses partner with CAB® in the United States and 46 other countries, generating an estimated $3.7 billion in consumer sales annually.

“We are extremely proud of our company’s management team and employees for the effort they make every day to earn these awards,” CEO Steve Hunt, said. “These are among the food industry’s most coveted awards and to win so many in a single year is testament to our company’s commitment to producing the highest quality products in the most efficient manner and to provide the quality of marketing and customer service the marketplace expects and deserves.”w

They had the second highest percent grading Choice & Prime. These cattle were also the highest in CAB and BCPR. Within the individual black-hided cattle, their CAB certification rate was over 40%. Over 61% of all black-hided Naturewell cattle received a brand premium for either CAB or BCPR. As a result, Naturewell lots had the largest Quality Grade premium.

Cattle in both natural beef programs must be ‘enrolled’ well in advance of delivery and must come from feedlots that are pre-approved. For more information on natural program specifications, grid examples or our ASV program, visit www. uspremiumbeef.com or call 866-877-2525.w

Did You Know...

✓If you have delivery rights you do not plan on using in fiscal year 2012 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓Age and Source Verified (ASV) cattle projections are required from feedyards who want to receive USPB’s ASV premiums. ASV premiums are based on market conditions and will be adjusted accordingly as conditions warrant. Please call our office at 866-877-2525 when you place ASV cattle on feed to ensure that your cattle have a reservation in our program.w

USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; FY = Fiscal Year	FY 2012 Trades	Most Recent Trades
# Class A Units (DR available this FY)	0	30
Avg. Price Per Unit	0	$210.00
# Class A Units (DR available next FY)	0	1,670
Avg. Price Per Unit	0	$204.82
# Class B Units	200	200
Avg. Price Per Unit	$503.50	$503.50